As filed with the Securities and Exchange Commission on November 9, 2010

Registration No. 333-106382

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT NO. 333-106382

UNDER

THE SECURITIES ACT OF 1933

ALLOY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3310676
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

151 W. 26th Street New York, NY	10001
(Address of Principal Executive Offices)	(Zip Code)

ALLOY, INC. AMENDED AND RESTATED 2002 STOCK INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

(Full title of the Plan)

Matthew C. Diamond

Chief Executive Officer

Alloy, Inc.

151 W. 26th Street

New York, NY 10001

(Name and Address of Agent For Service)

(212) 244-4307

(Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Dan Clivner

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars

Los Angeles, California 90067

Telephone: (310) 407-7500

Facsimile: (310) 407-7502

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statement on Form S-8 (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim): Registration Statement 333-106382 registering 2,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of Alloy, Inc. (the “Company”) for the Company’s Alloy, Inc. Amended and Restated 2002 Stock Incentive and Non-Qualified Stock Option Plan (the “Registration Statement”).

On November 9, 2010, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 23, 2010, by and among Alloy Media Holdings, L.L.C. (“Parent”), Lexington Merger Sub Inc. (“Merger Sub”) and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of Parent. As a result of the merger, each share of Common Stock (other than those shares held by Parent or any of its subsidiaries, which were cancelled as a result of the merger, and shares with respect to which appraisal rights were properly exercised and not withdrawn or lost) was converted into the right to receive $9.80 in cash, without interest and less any applicable withholding tax.

As a result of the merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 9th day of November, 2010.

ALLOY, INC.

By:	/S/ MATTHEW C. DIAMOND
Name:	Matthew C. Diamond
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MATTHEW C. DIAMOND Matthew C. Diamond	Chief Executive Officer and Director (Principal Executive Officer)	November 9, 2010

/S/ JOSEPH D. FREHE Joseph D. Frehe	Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2010

[Signature Page to S-8 POS Registration No. 333-106382]

Signature	Title	Date

/S/ JAMES K. JOHNSON James K. Johnson	Director and Chief Operating Officer	November 9, 2010

/S/ STRAUSS ZELNICK Strauss Zelnick	Director	November 9, 2010

/S/ ANDREW VOGEL Andrew Vogel	Director	November 9, 2010

/S/ JORDAN TURKEWITZ Jordan Turkewitz	Director	November 9, 2010

/S/ GERALDINE LAYBOURNE Geraldine Laybourne	Director	November 9, 2010

/S/ WILLIAM JEMAS William Jemas	Director	November 9, 2010

/S/ BRIAN GILDEA Brian Gildea	Director	November 9, 2010

/S/ SATYAN MALHOTRA Satyan Malhotra	Director	November 9, 2010

[Signature Page to S-8 POS Registration No. 333-106382]